UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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WASTE CONNECTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Waste Connections, Inc. (the “Company”) has previously entered into employment agreements that contain change in control provisions with its named executive officers. The agreements are described in the “Potential Payments Upon Termination or Change in Control” section of the Proxy Statement the Company filed with the Securities and Exchange Commission (“SEC”) on March 25, 2010, and the agreements were filed with the SEC as exhibits to various other Company filings. The employment agreement with Ronald J. Mittelstaedt is an exhibit to the Company’s Form 10-Q filed on May 3, 2005; the employment agreement with Worthing F. Jackman is an exhibit to the Company’s Form 10-Q filed on August 13, 2003; the employment agreement with Steven F. Bouck is an exhibit to the Company’s Form 10-Q filed on October 22, 2004; the employment agreement with Darrell W. Chambliss is an exhibit to the Company’s Form 10-Q filed on November 14, 2000; and the employment agreement with Eric M. Merrill is an exhibit to the Company’s Form 10-Q filed on July 24, 2007. The employment agreements include “single trigger” change in control provisions, which will result in the benefits being paid upon a change in control whether or not the executive’s employment is terminated, unless the executive elects in writing to waive the applicable provision of his employment agreement. These agreements were entered into as of March 1, 2004 with Mr. Mittelstaedt, April 11, 2003 with Mr. Jackman, October 1, 2004 with Mr. Bouck, June 1, 2000 with Mr. Chambliss, and June 1, 2007 with Mr. Merrill. In the cases of Messrs. Mittelstaedt, Bouck, Chambliss and Merrill, earlier employment agreements with the Company also contained “single trigger” change in control provisions.

The Compensation Committee of the Company’s Board of Directors has determined that it will use its reasonable best efforts to negotiate with the named executive officers amendments or modifications to their existing agreements to remove the “single trigger” provisions within the next 24 months. The Compensation Committee of the Company’s Board of Directors has also determined not to enter into additional employment or other agreements in the future with Company executive officers that contain “single trigger” change in control provisions.